Exhibit 4.2

SUBORDINATED PROMISSORY NOTE
John Promissory Note

Columbus, Ohio
$6,000,000	January 31, 2019

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Mulch Manufacturing, Inc., an Ohio corporation (the “Borrower”), hereby unconditionally promises to pay to the order of John Spencer or his assigns (the “Holder,” and together with the Borrower, the “Parties”), the principal amount of Six Million Dollars ($6,000,000) (the “Loan”), together with interest on the unpaid principal amount from time to time outstanding at the rate of three percent (3%) per annum. This Subordinated Promissory Note (this “Note”) is executed and delivered pursuant to that certain Ownership Transfer and Note Repayment Agreement of even date herewith by and among Holder, Borrower, and the other parties thereto (the “Agreement”), and this Note constitutes the “John Promissory Note” as defined therein. The Borrower acknowledges that this Note is secured by the Shares and Membership Interests as referenced in the Agreement pursuant to the terms and conditions of a Pledge Agreement of even date herewith. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1. Payments.

1.1 Borrower will make payments to Holder under this Note in accordance with the following:

(a) Payments of accrued but unpaid interest under this Note shall be made to Holder quarterly, with the first such payment beginning on April 1, 2019 and continuing on the first day of each consecutive calendar quarter thereafter for a period of two (2) years. Thereafter, payments of accrued but unpaid interest under this Note shall be made to Holder with the biannual principal payments set forth below; and

(b) Subject to Section 1.2, payments of outstanding principal balance of this Note shall be made to Holder as follows: (i) $2,000,000, payable on June 1, 2019 (“Initial Payment”); and (ii) biannual installments of $300,000 for aggregate payments of not less than $600,000 per year commencing on June 1, 2021 and continuing on June 1st and December 1st of each calendar year until the principal balance and all accrued interest is paid in full.

1.2 After the Initial Payment, Borrower shall not be obligated to make payments of principal to the extent such payments would result in a default under the terms of the Senior Debt Agreement (as defined below).

1.3 Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

JS	/s/ JS	RS	/s/ RS

1.4 A payment is timely made if it is actually received by Holder on or before the date on which it is due, or if it is mailed using the U.S. Postal Service and is postmarked at least one day prior to the date on which it is due. If the date a payment is due falls on a Saturday, Sunday, or a day that is a legal holiday under the laws of the United States, that payment shall be due on the next succeeding business day. Upon written request by Holder, payments shall be made by ACH transfer on or before the date on which the payment is due.

2. Subordination of Indebtedness. Except for the amount of the Initial Payment, the indebtedness evidenced by this Note is subordinated and junior in right of payment to the prior payment in full of all indebtedness of the Borrower to its institutional lender or any successor or replacement lender (the “Senior Debt”) pursuant to the terms of a certain loan agreement and/or similar instruments with such institution, including any refinancing or replacement thereof (the “Senior Debt Agreement”), for so long as any Senior Debt remains outstanding, provided that payments may be made pursuant to this Note so long as such payments would not result in there being a default under the terms of the Senior Debt Agreement.

3. Covenants. Until all amounts outstanding in this Note have been paid in full, the Borrower, the LLCs (as defined below) and Shareholder, as applicable, agree as follow:

3.1 Borrower and the LLCs (as defined below) shall not pay compensation to Ralph Spencer (“Shareholder”) in excess of $120,000 per year in the aggregate exclusive of fringe benefits generally consistent with past practices.

3.2 Except with the prior written consent of Holder, Borrower and the LLCs shall not make any distributions, including repayment of shareholder debt except for: (i) distributions for shareholders or members to pay on a timely basis federal, state, and local income taxes, including any required estimated income tax payments, on the entity’s taxable income and gain (net of deductions and credits) for such calendar year; (ii) a distribution by Borrower to Shareholder in the amount of up to $1,300,000 in connection with a payment to be made by him in connection with his pending divorce; and (iii) as contemplated by the Agreement, a distribution by Borrower to Shareholder of the Vehicle.

3.3 Except as set forth herein or with the prior written consent of Holder, Borrower and the LLCs shall not make any other payments to Shareholder or any payments to Shareholder’s spouse or lineal descendants (except for payments as reasonable compensation in exchange for services actually rendered) or any entity which Shareholder or such family members (excluding Holder), directly or indirectly, are the owners of 50% or more of the equity interests in such entity.

3.4 Borrower shall not be in default under the Senior Debt Agreement.

3.5 Borrower shall pay, discharge, or otherwise satisfy all of its payment obligations under any lease of real property to which Borrower is a party.

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3.6 Without the prior written consent of Holder, neither Borrower, the LLCs nor Shareholder, shall transfer control of Borrower or the LLCs to any third party. For purposes of this Section, “control” of an entity means the power, directly or indirectly, either to (a) vote 50% or more of the shares or member interests having ordinary voting power for the election of directors or managers (or persons performing similar functions) of such entity or (b) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise. This Note shall be binding upon and be assumed by any person or entity which is a successor to Borrower or the LLCs.

3.7 Each of the Borrower and the LLCs shall operate its business in the ordinary course, consistent with past practices. Without the prior written consent of Holder, Borrower and the LLCs shall not make any single expenditure, or series of related expenditures in the aggregate, in excess of $500,000.

3.8 Borrower will not enter into a Senior Debt Agreement unless Holder has approved the terms of subordination contained therein, such approval not to be unreasonably withheld, conditioned or delayed.

4. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

4.1 Borrower fails to pay any amount of principal or interest of the Loan when due and such failure continues for 5 days after receipt of written notice of such failure from Holder.

4.2 Any representation or warranty made or deemed made by the Borrower to the Holder in the Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

4.3 Borrower fails to observe or perform any covenant, condition, or agreement contained in this Note or the Agreement and such failure continues for 30 days.

4.4 Any voluntary petition by or involuntary petition (which is not dismissed within ninety (90) days) against the Borrower shall be filed pursuant to any chapter of the United States Bankruptcy Code or Borrower makes an assignment for the benefit of creditors, or there shall be any other marshaling of the assets and liabilities of the Borrower for the benefit of the Borrower’s creditors

5. Default Rate; Remedies.

5.1 Upon the occurrence and during the continuance of an Event of Default, the interest rate hereunder will increase to five percent (5%) per annum (the “Default Rate”) during such period of default

5.2 Upon the occurrence and during the continuance of an Event of Default, the Holder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (c) exercise any or all of its rights, powers or remedies under applicable Law.

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6. Guaranty. Shareholder and each of the undersigned limited liability companies (the “LLCs”) hereby (a) consents to the provisions of this Note, (b) guarantees absolutely, unconditionally, and irrevocably the prompt payment in full of the principal of and interest on this Note (and any extension or renewal thereof in whole or in part) when due, whether maturity occurs by lapse of time or acceleration or otherwise; and (c) waives presentment, notice of dishonor and every other kind of notice (except for notice of default as provided herein) to which the undersigned might be entitled but for this waiver.

7. Miscellaneous.

7.1 This Note shall not be assigned or transferred by Holder without the express prior written consent of Borrower; provided that, Holder may assign this Note to any family member, trust or other entity for estate planning purposes. Any such purported assignment or transfer in violation of the preceding sentence shall be void ab initio. This Note shall be binding upon the Borrower and upon successors and assigns of the Borrower and shall inure to the benefit of the Holder and the permitted successors and assigns of the Holder.

7.2 This Note was delivered in the State of Ohio and shall be governed by and construed in accordance with the laws of the State of Ohio in all respects. Borrower, Shareholder, Holder and each of the LLCs consent to exclusive jurisdiction in the courts of Franklin County, Ohio for any action to enforce this Note, and waive any objection to venue laid therein, and agree that process may be served on them anywhere in the world.

7.3 If any term or provision of this Note or the application thereof shall to any extent be invalid or unenforceable, the remainder of this Note, or the application of such term or provision other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

7.4 This Note, the Agreement, and any amendments or supplements hereto and thereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Specifically, this Note supersedes and replaces in part that certain Cognovit Promissory Note dated June 12, 2015 and executed by Borrower in favor of Holder. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

[SIGNATURE PAGES FOLLOW]

JS	/s/ JS	RS	/s/ RS

IN WITNESS WHEREOF, the Borrower has executed this Noted of the date first set forth above

Mulch Manufacturing, Inc.

By	/s/ John Spencer
Name:	John Spencer
Title:	CEO

STATE OF OHIO	) )	SS:
COUNTY OF Licking	)

The foregoing instrument was acknowledged before me this 27th day of March, 2019 by John Spencer, CEO of Mulch Manufacturing, Inc., an Ohio corporation on behalf of said corporation.

/s/ Julie L Watt (formerly Known as Julie L Boggs)
Notary Public

My commission expires 10-19-20

By	/s/ Ralph Spencer
Name:	Ralph Spencer
Title:	President

STATE OF Florida	)
	)	SS:
COUNTY OF Nassar	)

The foregoing instrument was acknowledged before me this 1 day of April, 2019 by Ralph Spencer, President CEO of Mulch Manufacturing, Inc., an Ohio corporation on behalf of said corporation.

/s/ shanna m. wofford
Notary Public

My commission expires Aug 5, 2019

JS	/s/ JS	RS	/s/ RS

Agreed and accepted:

John Spencer

/s/ John Spencer

STATE OF OHIO	)
	)	SS:
COUNTY OF Licking	)

The foregoing instrument was acknowledged before me this 27th day of March, 2019 by John Spencer and acknowledged the signing of the same to be his voluntary act and deed.

/s/ Julie L Watt (formerly Known as Julie L Boggs)
Notary Public

My commission expires 10-19-20

The unersigned acknowledges and agrees to be bound by the provisions of Sections 3.6, 6, and 7.2.

Ralph Spencer

/s/ Ralph Spencer
STATE OF Florida	)
	)	SS:
COUNTY OF Nassar	)

The foregoing instrument was acknowledged before me this 1 day of April, 2019 by Ralph Spencer and acknowledged the signing of the same to be his voluntary act and deed.

/s/ shanna m. wofford
Notary Public

My commission expires Aug 5 2019

JS	/s/ JS	RS	/s/ RS

The undersigned acknowledges and agress to be bound by the provisions of Sections 3, 6 and 7.2.

Mulch Properties, LLC

By	/s/ John w. Spencer
Name: Title:	John w. Spencer MEMBER

The foregoing instrument was acknowledged before me this 27th day of March, 2019 by John w.Spencer, Member of Mulch Properties, LLc, an Ohio limited liability company on behalf of said company.

/s/ Julie L Watt (formerly Known as Julie L Boggs)
Notary Public

My commission expires 10-19-20

JRS, LLC

By	/s/ John w. Spencer
Name: Title:	John w. Spencer MEMBER

The foregoing instrument was acknowledged before me this 27th day of March, 2019 by John w.Spencer, Member of JRS, LLC, a Florida limited liability company on behalf of said company.

/s/ Julie L Watt (formerly Known as Julie L Boggs)
Notary Public

My commission expires 10-19-20

JS	/s/ JS	RS	/s/ RS

Cypress Products, LLC

By	/s/ John w. Spencer
Name: Title:	John w. Spencer MEMBER

The foregoing instrument was acknowledged before me this 27th day of March, 2019 by John w.Spencer, Member of Cypress Products, LLC, an Ohio limited liability company on behalf of said company.

/s/ Julie L Watt (formerly Known as Julie L Boggs)
Notary Public

My commission expires 10-19-20

RJ Enterprises of Florida, LLC

By	/s/ John w. Spencer
Name: Title:	John w. Spencer MEMBER

The foregoing instrument was acknowledged before me this 27th day of March, 2019 by John w.Spencer, Member of RJ Enterprises of Florida, LLC, a Florida limited liability company on behalf of said company.

/s/ Julie L Watt (formerly Known as Julie L Boggs)
Notary Public

My commission expires 10-19-20

JS	/s/ JS	RS	/s/ RS